Exhibit 16.01

September 14, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated September 15, 2005, of Dickie Walker Marine Inc. and are in agreement with the statements contained in paragraphs 1 through 4 under (a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP